UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 1, 2014

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the annual meeting (the “Meeting”) of stockholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at 409 Silverside Road Suite 105 Wilmington, Delaware 19809 on Thursday, May 1, 2014 at 10:00 A.M., Delaware time, for the following purposes:

1.	To elect the eleven directors named in the enclosed proxy statement to serve until the next annual meeting of stockholders.

2.	To approve, in an advisory (non-binding) vote, the Company’s 2013 compensation program for its named executive officers.

3.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

4.	To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 3, 2014 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors

Paul Frenkiel
Secretary
Wilmington, Delaware
March 23, 2014

Important Notice Regarding the Availability of Proxy Materials for
the Meeting to be held on May 1, 2014:

The proxy statement and our 2013 Annual Report are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4054569&GKP=203269

TABLE OF CONTENTS

GENERAL	1

PROPOSAL 1. ELECTION OF DIRECTORS	3

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE	8

NON-DIRECTOR EXECUTIVE OFFICERS	10

CORPORATE GOVERNANCE	11

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	14

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	15

COMPENSATION DISCUSSION AND ANALYSIS	16

COMPENSATION COMMITTEE REPORT	20

EXECUTIVE AND DIRECTOR COMPENSATION	21

AUDIT COMMITTEE REPORT	26

PROPOSAL 3. APPROVAL OF ACCOUNTANTS	27

OTHER MATTERS	28

STOCKHOLDER PROPOSALS AND NOMINATIONS	28

STOCKHOLDER OUTREACH	28

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The annual meeting (the “Meeting”) of stockholders of The Bancorp, Inc. (the “Company”) will be held on Thursday, May 1, 2014, at 10:00 A.M., Delaware time, at 409 Silverside Road Suite 105 Wilmington, Delaware 19809, for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 3, 2014 will be entitled to notice of and to vote at such Meeting.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”), to be used at such Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

This proxy statement and the accompanying form of proxy will be sent on or about March 23, 2014 to stockholders of record as of March 3, 2014.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company.  Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone. Such directors, officers and employees will not be specifically compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company’s 2013 Annual Report to Stockholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2013, is being sent to stockholders of record as of March 3, 2014. Stockholders of record as of March 3, 2014, and beneficial owners of the Company’s Common Shares on that date, may obtain from the Company, without charge, a copy of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), by a request therefor in writing. Any such request from a beneficial owner of the Company’s Common Shares must set forth a good faith representation that, as of the record date for this solicitation, March 3, 2014, the person making the request was the beneficial owner of the Company’s Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention:  Paul Frenkiel, 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one annual report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the annual report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, 409 Silverside Road, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company’s proxy materials may use the contact information above to request delivery of a single copy of these materials.

Voting at the Meeting

At the Meeting, only those holders of Common Shares at the close of business on March 3, 2014, the record date, will be entitled to vote. As of the record date, 37,702,604 Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Meeting. Stockholders do not have cumulative voting rights.

The presence at the Meeting in person or by proxy of holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if holders of outstanding Common Shares entitled to cast a majority of all the votes entitled to be cast at the Meeting do not vote on all of the proposals.

Common Shares represented at the Meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum for all of the proposals, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote in person or by proxy Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be considered cast on any proposal.

A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted.  If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and indicates on the proxy delivered with respect to such Common Shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those Common Shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted.  Brokers that are member firms of the New York Stock Exchange and who hold Common Shares in street name for customers only have discretion to vote those shares with respect to the approval of the selection of the auditor (Proposal 3 below), and do not have discretion to vote those shares with respect to the other proposals.  Should any matters not described above be properly presented at the Meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement or continuation thereof.

Proposal 1. The number of votes required in order to be elected as a director is dependent on whether an election is contested or uncontested. The Company’s bylaws define an election as ‘contested’ if the number of nominees exceeds the number of directors to be elected. As no Company stockholders have provided proper notice to the Company of an intention to nominate one or more candidates to compete with the Board of Directors nominees, the director election described in Proposal 1 below is an uncontested election. In order to be elected as a director in an uncontested election as described in Proposal 1 below, each director is elected by a majority of votes cast with respect to such director nominee at the Meeting. A “majority of votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. Votes “cast” includes votes “for”, votes to withhold authority and votes “against” and “no” votes, but excludes abstentions with respect to a director’s election or with respect to the election of directors in general. In the case of any contested election, the Company’s bylaws provide that directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

Proposal 2.  The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the compensation of the Company’s named executive officers as described in Proposal 2 below. The vote is advisory, which is a mechanism that allows for stockholders of the Company to tell the Board of Directors how they feel about certain issues facing the Company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board of Directors is not required by law to take any specific action in response to the results of the vote. However, the Board of Directors strongly values feedback from the Company’s stockholders and will take the results of an advisory vote into account when considering future actions.

Proposal 3. The affirmative vote of the holders of at least a majority of the votes cast at the Meeting is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as the Company’s independent registered public accounting firm as described in our discussion of Proposal 3 below.

Proposal 4. For any other matter which may properly come before the Meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote, will be voted FOR:

•	the election of the directors;
•	the approval of the compensation for the named executive officers; and
•	the approval of the selection of Grant Thornton as the independent registered public accounting firm for The Bancorp, Inc. for the fiscal year ending December 31, 2014.

PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Bylaws of the Company provide that the number of directors shall be fixed by the Board of Directors. The Board of Directors has fixed the number of directors at eleven. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated Betsy Z. Cohen, Daniel G. Cohen, Walter T. Beach, Michael J. Bradley, John C. Chrystal, Matthew Cohn, Hersh Kozlov, William H. Lamb, Frank M. Mastrangelo, James J. McEntee III and Mei-Mei Tuan, for election at the Meeting for a term to expire at the 2015 annual meeting or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee. There are no family relationships among the directors, nominees and executive officers of the Company, except that Daniel G. Cohen, who is currently the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Board of Directors, is the son of Betsy Z. Cohen, a director and the Chief Executive Officer of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

Betsy Z. Cohen, age 72, has been Chief Executive Officer of both the Company and its wholly-owned subsidiary, The Bancorp Bank (the “Bank”), since September 2000 and Chairman of the Bank since November 2003. She has served as the Chairman of the Board of Trustees and as a trustee of RAIT Financial Trust (NYSE: RAS), a real estate investment trust (“RAIT”), since its founding in August 1997, through her resignation as of December 31, 2010 and served as  RAIT’s Chief Executive Officer from 1997 to 2006.  Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the Chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was Chairman and Chief Executive Officer of JeffBanks, Inc. from its inception in 1981 and also served as Chairman and Chief Executive Officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (NYSE: AET), an insurance company.

Daniel G. Cohen, age 44, has been the Chairman of the Company and Chairman of the Company’s Executive Committee of the Board of Directors since its inception in 1999. Mr. Cohen is Vice-Chairman of the Bank’s Board of Directors and Chairman of its Executive Committee. He had previously been Chairman of the Bank’s Board of Directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been the Bank’s Chief Executive Officer. Mr. Cohen has served as the President of Cohen & Company Financial Limited (formerly Euro DeKania Management LTD), a wholly owned subsidiary of Institutional Financial Markets, Inc. (NYSE: IFMI), formerly Cohen & Company Inc. , and Alesco Financial, Inc. (which merged into IFMI), investment firms specializing in credit-related fixed income investments, since September, 2013. Mr. Cohen has also served since September 2013, as President and Chief Executive Officer of all businesses of IFMI, LLC arising out of or related to Europe.  Mr. Cohen served as Chief Executive Officer and Chief Investment Officer of IFMI from December 2009 through September 2013, as their respective Chairman of the Board of Directors since October 2006 and as Executive Chairman from October 2006 through December 2009. He is also Chairman of Princeridge LLC., a broker dealer subsidiary of IFMI.  In addition, before its merger with and into Alesco Financial, Mr. Cohen served as the Chairman of the Board of Managers of Cohen Brothers LLC from 2001, as Chief Investment Officer from October 2008 and as Chief Executive Officer from December 2009.  He previously served as Chief Executive Officer of RAIT from December 2006 when it merged with Taberna Realty Finance Trust to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010.  Mr. Cohen was Chairman of the Board of Trustees of Taberna Realty Finance Trust from its inception in March 2005 until its December 2006 acquisition by RAIT, and its Chief Executive Officer from March 2005 to December 2006.  Mr. Cohen is currently a director of Star Asia, a joint venture investing in Asian commercial real estate, and a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations.  He also served as the Chairman of the Board of Dekania Acquisition Corp. (AMEX: DEK), a business combination company focused on acquiring businesses that operate within the insurance industry, from its inception in February 2006 until December 2006, and remained a director of Dekania Acquisition Corp until its liquidation in February 2009. Mr. Cohen served as a member of the board of directors of TRM Corporation (OTC: TRMM), a consumer services company, from 2000 to September 2006 and as its Chairman from 2003 to September 2006. For information regarding the relationships between the Company, Princeridge and RAIT, see “Certain Relationships and Related Party Transactions.”

Walter T. Beach, age 47, has been a director of both the Company and the Bank since 1999. Mr. Beach has been a Managing Director of Beach Investment Counsel, Inc., an investment management firm, since 1997.  From 1993 to 1997, Mr. Beach was a Senior Analyst and Director of Research at Widmann, Siff and Co., Inc., an investment management firm, where he was, beginning in 1994, responsible for the firm’s investment decisions for its principal equity product. As research director, he was one of two major contributors to overall investment management. From 1992 to 1993, he was an associate and financial analyst at Essex Financial Group, a consulting and merchant banking firm. From 1991 to 1992 he was an analyst at Industry Analysis Group, an industry and economic consulting firm. Mr. Beach has served as a director of Resource Capital Corp. (NYSE:RSO), a real estate investment trust, since 2005.  Mr. Beach served as a director of Institutional Financial Markets, Inc. from December 2009 to September 2013.

Michael J. Bradley, age 69, has been a director of both the Company and the Bank since February 2005. Mr. Bradley has been a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities, since 1998. Mr. Bradley has served on the Board of Directors of Resource America, Inc. (NASDAQ: REXI), a specialized asset management company, since March 2005, and SourceCorp., a provider of business process outsourcing solutions, since 1996. Mr. Bradley has also served on the Managing Board of Atlas Pipeline Partners GP, LLC, the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL), an oil and gas pipeline company, since 2004. From 1988 to 1998, Mr. Bradley served as Chairman of First Executive Bank, and from 1998 to 2003 he served as Vice Chairman of First Republic Bank.  Mr. Bradley is a certified public accountant.

John C. Chrystal, age 56, has been a director of both the Company and the Bank since January 1, 2013. Mr. Chrystal has been active in domestic and global financial markets for over 25 years, with extensive experience in risk management, structured finance, trading, credit, and derivative products. Mr. Chrystal has been a director of Javelin Mortgage Investment Corp. since July, 2012.   Mr. Chrystal has been an independent director of Morgan Stanley Derivative Products Inc., a specialized derivative product company established by Morgan Stanley, since 2010 and has served as an independent director and member of the audit committee  of  the Trust for Advised Portfolios (formerly Ziegler Lotsoff Capital Management Investment Trust, LLC) since 2010.  Since early 2009, Mr. Chrystal has advised multiple companies concerning restructuring of their credit derivative portfolios, including a successful restructuring of a multi-billion-dollar credit default swap portfolio managed by Primus Asset Management, a subsidiary of Primus Guaranty, Ltd.  From 2005 through 2008, Mr. Chrystal was Chief Risk Officer and Head of Structured Products for DiMaio Ahmad Capital, an investment management firm specializing in credit-focused hedge funds and collateralized loan obligation funds.  From 1993 through 2005, Mr. Chrystal held several senior positions in London and New York with Credit Suisse, Credit Suisse Financial Products and Credit Suisse Asset Management.  These positions included Head of Credit Products Europe, Global Head of Structured Credit Products, and Global Head of CDO’s and Liability Management.  Mr. Chrystal served as a member of several risk management and operating committees in both Credit Suisse and Credit Suisse Asset Management.  Mr. Chrystal began his Wall Street career in 1985 at Bankers Trust Company, where he focused on derivative product development, including the first credit default swaps, and mortgage-related derivative products.

Matthew Cohn, age 44, has been a director of both the Company and the Bank since 1999. Mr. Cohn was the founder, in 1998, and is the Vice Chairman of the ASI Show!, a producer of trade shows in Chicago, San Diego, Orlando, San Diego, New York, and Dallas. Under Mr. Cohn's leadership, the ASI Show received the prestigious INC 500 Award, recognizing the company as one of the fasting growing privately held companies in the United States in 2003, and ASI has been named a "Best Place to Work" by numerous journals and newspapers. In addition, since 1992, Mr. Cohn has been the Chief Executive Officer of the Medical Data Institute, a medical data base publisher, the Chairman of ASI Computer Systems, a company providing order management software, services, and support, and the Vice Chairman of the Advertising Specialty Institute, a media and internet development company. Mr. Cohn serves on the international board of the Juvenile Diabetes Research Foundation, was a past board member of The Society of Independent Show Organizers, and is active with The Young Presidents Organization, as a past board member and current member of the membership committee as well as the international events committee.

Hersh Kozlov, age 65, has been a director of both the Company and the Bank since January 2014. He has been a partner at Duane Morris LLP (an international law firm) since 2009. Previously, he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009.  He served as a presidential appointee to the National Advisory Committee for Trade Policy and Negotiations from 2002 to 2004. With more than 30 years of legal experience, he has represented banks, insurance companies and other financial institutions.  Mr. Kozlov is a member of the board of directors of Resource America, Inc. (REXI; NASDAQ). He has previously been a member of the board of directors of Jeff Banks, Inc. (JEFF; NASDAQ), TRM Corporation (TRM; NASDAQ), Hudson United Bank (HUB; NYSE), US Healthcare Life Insurance Company and Princeton Insurance Company.

William H. Lamb, age 73, has been a director of both the Company and the Bank since January 2004. Mr. Lamb has been Chairman of Lamb McErlane, PC, a law firm, since January 2004 and from January 1971 to January 2003. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court. Mr. Lamb served as a director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in November 1999.

Frank M. Mastrangelo, age 46, has served as the President, Chief Operating Officer and a Director of both the Company and the Bank since 1999. From 1995 through 1999 he was a Senior Vice President and the Chief Technology Officer for Jefferson Bank. He currently serves on the board of St. Mary’s Franciscan Shelter, a homeless shelter for families in Phoenixville, Pennsylvania, as a Trustee of Montgomery School, a kindergarten through eighth-grade independent school in Chester Springs, Pennsylvania, on the board of Exceptional Care for Children, a residential health care facility serving the needs of technology dependent children and their families in Newark, Delaware, and a board member of the Elite Companies Charitable Foundation, a private family charitable foundation in Exton, Pennsylvania.

James J. McEntee III, age 56, has been a director of both the Company and the Bank since September 2000. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from the date of its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009, and was a managing director of Institutional Financial Markets, Inc. (a successor company to Cohen & Company) and was the Vice-Chairman and Co-Chief Operating Officer of PrinceRidge through October 2013.   Mr. McEntee was a principal in Harron Capital, L.P., a media and communications venture capital fund, from 1999 to September 2002. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. See “Certain Relationships and Related Party Transactions” regarding PrinceRidge.

Mei-Mei Tuan, age 47, has been a director of both the Company and the Bank since July 2013.  Ms. Tuan is the Co-Founder and managing Partner of Notch Partners LLC, a firm providing leadership capital and management-led buyout strategies exclusively for institutional leveraged buyout funds.  From 1994 to 1997 Ms. Tuan was an investment banker at Banker at Bank of America.  From 1988 to 1990 Ms. Tuan was an investment banker at Goldman Sachs.  As an investment banker Ms. Tuan structured and arranged billions of dollars in financings for infrastructure and real estate projects both in the US and in developing countries. In the mid to late nineties, Ms. Tuan served as the Chief Financial Officer and Chief Operating Officer at the Sierra Club Foundation, from 1996 through 1997 and the San Francisco Food Bank from 1997 through 1998. Both major non-profit organizations based in San Francisco.  Ms. Tuan holds an M.B.A. from Harvard Business School and a B.A. from Wellesley College.

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather seeks a mixture of skills that are relevant to the Company’s business as a bank holding company and the business of its subsidiary bank.  The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mrs. Cohen has multiple decades of experience in banking and has served as Chief Executive Officer and in other capacities for several banking institutions since 1974. She has been directly involved in all aspects of financial institutions management.

Mr. Cohen has served as a director of, and in other significant management capacities with, a number of financial companies.   In addition to experience in commercial real estate, he has considerable experience in securities, investment management and capital markets.

Mr. Beach has extensive experience in investment management, corporate finance and capital markets.  He is deemed an audit committee financial expert which, among other factors, reflects the quantitative and analytical skills developed in his experience as a director of research for an investment management firm.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several University hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Chrystal has extensive financial, investment and financial risk management experience, enabling him to provide the Company with advice and oversight regarding financial markets, risk management and investments.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank’s primary clients.  In addition he has considerable experience with electronic distribution and technology based companies.

Mr. Kozlov has extensive legal and business experience resulting from his partnerships at prominent law firms where he represented companies which included banks, insurance companies and other financial institutions. He has board of director experience at multiple financial institutions. His experience in general business matters also reflects service within the Advisory Committee for Trade Policy and Negotiations.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974.  Additionally, he has significant legal experience with respect to business and financial matters and has particular knowledge of the southeastern region of Pennsylvania, which is one of the primary markets served by the Company.

Mr. Mastrangelo has broad operational and managerial experience in the banking industry.  Additionally, he has significant technology and payment systems expertise.

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in real estate, investments and capital markets operations.

Ms.Tuan  has significant experience in financing real estate projects and a variety of other investment banking experience. She has served as a Chief Financial Officer and Chief Operating Officer and holds an M.B.A. from Harvard Business School.

Standard for Election of Directors

The number of votes required in order to be elected as a director depends on whether an election is contested or uncontested. An election is uncontested if no stockholder provides proper notice of an intention to nominate one or more candidates to compete with the Board of Directors’ nominees in a director election, or if any such stockholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to stockholders. As no such notice has been provided, the director election described in this Proposal 1 is an uncontested election. In order to be elected as a director in an uncontested election, each director is elected by a majority of votes cast with respect to such director nominee. A “majority of votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the total number of votes cast with respect to that director’s election. Votes “cast” include votes “for” and votes “against,”  but excludes abstentions with respect to a director’s election or with respect to the election of directors in general. In a contested election, directors will be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present.

If an incumbent director nominated for election as a director receives a greater number of “against” votes for his or her election than votes “for” such election, then that director, as a holdover director, must tender an offer of his or her resignation to the Board of Directors for consideration promptly following certification of such vote. The Nominating and Governance Committee must promptly consider any resignation offer so tendered and a range of possible responses, based on any facts or circumstances they consider relevant, and make a recommendation to the Board of Directors as to the response to the resignation offer. If each member of the Nominating and Governance Committee received a majority against vote at the same election, then the independent directors who did not receive a majority against vote must appoint a committee among themselves to consider the resignation offers and to recommend to the Board of Directors a response to the resignation offers. The Board of Directors must take action on the Nominating and Governance Committee’s recommendation (or committee of independent directors’ recommendation) within 90 days following certification of the stockholder vote. Any director whose resignation is under consideration must abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other director tendered because that director received a majority against vote.

If an incumbent director’s offer of resignation is accepted by the Board of Directors, then such director will cease to be a member of the Board of Directors upon the effective date of acceptance by the Board of Directors of the offer of resignation. If an incumbent director’s offer of resignation is not accepted by the Board of Directors, then such director will continue to serve until the earlier of the next annual meeting and until his or her successor is elected and qualifies and his or her subsequent resignation or removal.

If any nominee for director who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present, such nominee will not be elected and will not take office. All of the Board of Directors’ nominees for election as a director at the Meeting are incumbents. If an incumbent director’s offer of resignation is accepted by the board of directors, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Company’s bylaws.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee.

STOCK OWNERSHIP AND SECTION 16 COMPLIANCE

The following table sets forth the number and percentage of the Company’s Common Shares owned as of March 3, 2014 by each of the Company’s directors and executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company’s outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

Directors (2)	Common shares (1)		Percent of class
Cohen, Betsy	1,763,382	(3)	4.62%
Cohen, Daniel	597,455	(4)	1.57%
Beach, Walter	1,117,818	(5)	2.96%
Bradley, Michael	46,000	(6)	*
Chrystal, John	7,500	(7)	*
Cohn, Matt	68,063	(8)	*
Kozlov, Hersh	13,500	(9)	*
Lamb, William	179,750	(10)	*
McEntee, James	124,084	(11)	*
Mastrangelo, Frank	253,111	(12)	*
Tuan, Mei-Mei	1,000	(13)	*

Executive Officers (2)
Birenbaum, Arthur	147,390	(14)	*
Frenkiel, Paul	97,135	(15)	*
Kuiper, Jeremy	88,814	(16)	*
McGraw, Donald	121,815	(17)	*
Pareigat, Thomas	18,684	(18)	*

All executive officers and directors (16 persons)	4,630,501	(19)	11.82%

Other owners of 5% or more outstanding shares
Wellington Management	3,554,224	(20)	9.40%
Second Curve Capital LLC	2,767,684	(21)	7.32%
BlackRock, Inc.	2,150,775	(22)	5.69%
Putnam Investments, LLC	2,000,844	(23)	5.29%

*	Less than 1%

(1)	Includes: (a) Common Shares and (b) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 3, 2014.

(2)	The address of all of the Company’s directors and executive officers is 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

(3)
Consists of: (a) 385,059 Common Shares owned directly; (b) 586,169 Common Shares held by Solomon Investment Partnership, L.P., of which Mrs. Cohen and her spouse are the sole limited partners and the sole shareholders, officers and directors of the corporate general partner; (c) 492,500 Common Shares issuable upon exercise of options; (d) 131,924 Common shares held by the Individual Retirement Account (“IRA”) of Mrs. Cohen’s spouse; (e) 150,000 Common Shares held by her spouse; (f) 2,730 Common Shares held in a 401(k) plan account for the benefit of Mrs. Cohen; and (f) 15,000 Common Shares owned by a charitable foundation of which Mrs. Cohen is a co-trustee. Excludes (a) 100,000 shares owned by the Resource America, Inc. Supplemental Employee Retirement Plan trust, of which Mrs. Cohen’s spouse is the beneficiary; and (b) 18,972 Common Shares owned by Resource America, of which Mrs. Cohen’s spouse is chairman.

(4)
Consists of: (a) 332,281 Common Shares held directly; (b) 250,000 Common Shares issuable upon exercise of options; (c) 174 Common Shares held in a 401(k) plan account for the benefit of Mr. Cohen; and (d) 15,000 Common Shares owned by a charitable foundation of which Mr. Cohen is a co-trustee.

(5)
Consists of: (a) 150,829 Common Shares owned directly; (b) options to purchase 28,000 Common Shares; and (c) 938,989, Common Shares owned by various accounts managed by Beach Investment Counsel, Inc., Beach Asset Management, LLC or Beach Investment Management, LLC, investment management firms for which Mr. Beach is a principal and which possess investment and/or voting power over the shares. The address for these investment management firms is Five Tower Bridge, 300 Barr Harbor Drive, Suite 220, West Conshohocken, PA 19428.

(6)	Consists of: (a) 20,000 Common Shares owned directly and (b) 26,000 Common Shares issuable upon exercise of options.

(7)	Consists of: (a) 2,500 Common Shares owned directly and (b) 5,000 Common Shares issuable upon exercise of options.

(8)	Consists of: (a) 41,063 Common Shares owned directly and (b) 27,000 Common Shares issuable upon exercise of options.

(9)	Consists of: 13,500 Common Shares owned directly.

(10)
Consists of: (a) 124,463 Common Shares owned directly, (b) 30,287 Common Shares held in trusts for the benefit of members of Mr. Lamb’s immediate family and (c) 25,000 Common Shares issuable upon exercise of options.

(11)	Consists of: (a) 98,084 Common Shares owned directly and (b) 26,000 Common Shares issuable upon exercise of options.

(12)
Consists of: (a) 49,895 Common Shares owned directly, (b) 2,787 Common Shares held by the IRA of Mr. Mastrangelo’ s spouse, (c) 192,500 Common Shares issuable upon exercise of options and (d) 7,929 Common Shares held in a 401(k) plan account for the benefit of Mr. Mastrangelo.

(13)	Consists of: 1,000 Common Shares owned directly.

(14)
Consists of: (a) 12,970 Common Shares owned directly, (b) 127,500 Common Shares issuable upon exercise of options, (c) 1,149 Common Shares held by Mr. Birenbaum’s spouse and (d) 5,771 Common Shares held in a 401(k) plan account for the benefit of Mr. Birenbaum.

(15)
Consists of: (a) 2,500 Common Shares owned directly, (b) 91,250 Common Shares issuable upon exercise of options and (c) 3,385 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.

(16)	Consists of: (a) 2,500 Common Shares owned directly, (b) 86,250 Common Shares issuable upon exercise of options and (c) 64 Common Shares held in a 401(k) plan account for the benefit of Mr. Kuiper.

(17)
Consists of: (a) 20,915 Common Shares owned directly, (b) 95,000 Common Shares issuable upon exercise of options and (c) 5,900 Common Shares held in a 401 (k) plan account for the benefit of Mr. McGraw.

(18)
Consists of: (a) 1,250 Common Shares owned directly, (b) 15,000 Common Shares issuable upon exercise of options and (c) 2,434 Common shares held in a 401 (k) plan account for the benefit of  Mr. Pareigat.

(19)
Excludes 15,000 Common Shares reported as beneficially owned by Daniel G. Cohen as a co-trustee of a charitable foundation as these shares are also reported as beneficially owned by Betsy Z. Cohen, the other co-trustee, and included in the total.

(20)	Based solely on a Form 13G/A filed by Wellington Management Company, LLP. on February 14, 2014. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

(21)	Based solely on Form 13G/A filed by Second Curve Capital, LLC on January 23, 2014. The address of Second Curve Capital, LLC is 237 Park Avenue, 9th Floor, New York, NY 10017.

(22)	Based solely on a Form 13G/A filed by BlackRock, Inc. on January 30, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(23)
Based solely on a Form 13G/A filed by Putnam Investments, LLC on February 14, 2014.  The address of Putnam Investments, LLC. is One Post Office Square, Boston, Massachusetts 02109. Consists of: (a) 1,782,282 Common Shares held by Putnam Investment Management, LLC. and (b) 218,562 Common Shares held by The Putnam Advisory Company, LLC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during fiscal 2013, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company’s executive officers who is not also a director. For the Company’s officers who are also directors, Betsy Z. Cohen and Frank M. Mastrangelo, this information can be found above under “Proposal 1. Election of Directors—Directors and Nominees.”

Arthur M. Birenbaum, age 56, has been Executive Vice President-Commercial Loans and, before that, Senior Vice President-Commercial Loans of both the Company and the Bank since January 2001. From 1993 through December 2000, Mr. Birenbaum was at Jefferson Bank, ending as its Senior Vice President-Philadelphia Business Banking Lending Group, and serving as co-Chairman of its Government Lending Task Force, coordinator of asset-based lending and member of its Loan Production Oversight Committee. From 1987 through 1993 he was a Vice President of Commercial Lending for Meridian Bank and the Bank of Old York Road and, from 1980 through 1987; he was employed at Westinghouse Credit Corporation, General Electric Capital Corporation, Suburban Bank and First National Bank of Maryland in the Washington, D.C. metropolitan region.

Paul Frenkiel, age 61, has been Executive Vice President of Strategy, Chief Financial Officer and Secretary of both the Company and the Bank since September 2009. From November 2000 through October 2008 he was Chief Financial Officer of Republic First Bancorp, Inc. (NASDAQ: FRBK). From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun-off from Republic First Bancorp, Inc. Mr. Frenkiel previously served as Chief Financial Officer of Jeffbanks, Inc., until its acquisition by Hudson United Bancorp in July 2000. Mr. Frenkiel is a certified public accountant.

Jeremy Kuiper, age 51, has been Managing Director of the prepaid card group of the Bank since 2007. From 2004 through 2007, he served as Director of Financial Management, Operations and Credit Risk Management at BankFirst and served in other positions at that company between 2000 and 2004. He was responsible for budgeting, financial forecasting, strategy and  a credit card portfolio. From 1997 through 2000, he served as Senior Vice President of United Credit National Bank where he oversaw card products. From 1994 through 1997, he served as Senior Vice President of specialized card services where he was responsible for all information services, customer service and other aspects of card management.

Thomas G. Pareigat, age 53, joined the Company in February 2011 as its General Counsel.  From 2003 to 2005 and from 2007 to 2011 he was a partner in the Minneapolis law firm of Lindquist & Vennum PLLP where he concentrated his practice on banking law and regulatory compliance matters as a member of the firm's Financial Institutions Practice Group.  During his tenure at the firm, from 2005 to 2007, he served as Senior Vice President and Regulatory Counsel for Marshall BankFirst Corporation.  From 2001 to 2003, Mr. Pareigat was Vice President and Corporate Counsel for Marquette Bancshares, Inc. and its subsidiary banks until their acquisition by Wells Fargo.  From 1989 to 2001 he served as Senior Attorney with Bankers Systems, Inc. (now Wolters Kluwer Financial Services).

Donald F. McGraw, Jr., age 55, has been Executive Vice President and Chief Credit Officer of both the Company and the Bank since 1999. From 1986 through 1998, he was a Senior Vice President–Credit Administration for Jefferson Bank. From 1977 to 1986, he was a bank examiner at the FDIC.

CORPORATE GOVERNANCE

Director Independence

The Company’s Common Shares are listed on the NASDAQ Global Select Market under the symbol “TBBK” and the Company is subject to the listing standards thereof. The Board of Directors has determined that Mr. Beach, Mr. Bradley, Mr. Cohn, Mr. Chrystal, Mr. Kozlov, Mr. Lamb, Mr. McEntee  and  Ms. Tuan, each meet the definition of an independent director set forth in the NASDAQ rules. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships.

Board Leadership Structure and Role in Risk Oversight

Since inception, the Board of Directors has separated the Chairman and Chief Executive Officer positions.

At this time, it does not envision a need to change that structure. However, it must be noted that the practice is related to other planning processes, such as succession planning, and thus could be changed at any time.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the Board of Directors, although the Board of Directors and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s senior management, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). The Chief Risk Officer meets at least quarterly with the Audit Committee to discuss potential risk or control issues involving management. The Audit Committee reports regularly to the Board of Directors, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. Senior management comprises the Bank’s Enterprise Risk Management Committee which meets on a monthly basis and addresses various risks, controls and related monitoring.  While the Board of Directors believes that this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine this structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Board Meetings

The Board of Directors held a total of 6 meetings during fiscal 2013. During fiscal 2013, all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable. All directors, with one exception, attended the last annual meeting.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to The Bancorp, Inc., and Attention: Secretary Paul Frenkiel, 409 Silverside Road Suite 105, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate.

Corporate Governance Materials

The Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”), Corporate Governance Guidelines and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company’s website: http://www.snl.com/irweblinkx/govdocs.aspx?iid=4054569.

Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road Suite 105, Wilmington, Delaware 19809.  The Company will satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct  by posting such information on the Company's website.

Board Committees

The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. The committees on which directors serve, the chairman of each committee, and the number of meetings held during 2013 are set forth below.

Board Member	Audit	Compensation	Nominating and Governance	Executive
Betsy Z. Cohen				X
Daniel G. Cohen				Chairman
Walter T. Beach	X	Chairman
Michael J. Bradley	X	X
John Chrystal	X
Matthew Cohn	Chairman		X
William H. Lamb		X	Chairman
Frank M. Mastrangelo				X

Meetings held in 2013	5	1	1	0

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist Board of Director oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee also prepares the audit committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Each member of the Audit Committee meets the independence standards for audit committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended  (the “Exchange Act”. The Board of Directors has determined that Mr. Beach qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors by identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders and the directors to be appointed to each committee, and (b) develop and recommend for the Board of Director’s consideration governance guidelines for the Company. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ and Exchange Act rules.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The Company describes the procedures for nominations by stockholders in “Stockholder Proposals and Nominations.” In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee seeks to insure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company’s governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills which are related to the Company’s business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company’s Board of Directors in between meetings of the Board.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in “Compensation Committee Report” and the related “Compensation Discussion and Analysis,” below. At all times during 2013, the Compensation Committee had direct responsibility for (a) administering the Company’s equity-based compensation plans and (b) reviewing any extraordinary bonus or other compensatory payments to any employee of the Company.  For officers and employees reporting to NEOs, the Compensation Committee has delegated primary responsibility for recommending salary changes to the Chief Executive Officer and President.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee consisted of Messrs. Beach, Bradley and Lamb.  None of such persons was an officer or employee of the Company or any of its subsidiaries during fiscal 2013 or was formerly an officer of the Company. None of the Company’s executive officers has been a director or executive officer of any entity of which any member of the Compensation Committee was a director or executive officer during 2013.

The Bank has entered into lending transactions in the ordinary course of business with companies affiliated with certain directors, including Mr. Beach, executive officers, principal stockholders and affiliates of such persons, on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2013, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability. At December 31, 2013, there were $34.5 million of outstanding loans to these related parties.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms’-length basis from an unaffiliated third party, or find that it otherwise does not create a conflict of interest. The Code of Business Conduct exempts from the review and approval process any employment or other business connection of an officer, director, employee or affiliate with Resource America, Inc., Institutional Financial Markets, Inc. including PrinceRidge, the Bank and their affiliates. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Company entered into a space sharing agreement for office space in New York, New York with Resource America Inc. commencing in September 2011. The Company pays only its proportionate share of the lease rate, to a lessor which is an independent unrelated third party.  The Chairman of the Board of Resource America, Inc. is the father of the Chairman of the Board and the spouse of the Chief Executive Officer of the Company.  The Chief Executive Officer of Resource America is the brother of the Chairman of the Board and the son of the Chief Executive Officer of the Company. Rent expense is 50% of the fixed rent, real estate tax payment and the base expense charges.  Rent expense was $102,000, $102,000, and $59,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

The Company entered into a space sharing agreement for office space in New York, New York with Atlas Energy, L.P. commencing May 2012. The Company pays only its proportionate share of the lease rate, to a lessor which is an independent unrelated third party.  The Executive Chairman of the Board of the general partner of Atlas Energy, L.P. is the brother of the Chairman of the Board and son of the Chief Executive Officer of the Company. The CEO and President of Atlas Energy, L.P is the father of the Chairman of the Board and spouse of the Chief Executive Officer of the Company. Rent expense is 50% of the fixed rent, real estate tax payment, and the base expense charges. Rent expense for 2013 and 2012 was $104,000 and $69,000, respectively.

The Bank maintains deposits for various affiliated companies totaling approximately $36.7 million and $42.6 million as of December 31, 2013 and 2012, respectively.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons on the same terms as those prevailing for comparable transactions with other borrowers. At December 31, 2013, these loans were current as to principal and interest payments, and did not involve more than normal risk of collectability. At December 31, 2013, there were $34.5 million of outstanding loans to these related parties.

The Company executed securities transactions through PrinceRidge Group LLC (“PrinceRidge”), a broker dealer in which the Company’s Chairman has a minority interest. For the twelve months ended December 31, 2013 a total of $89.1 million of securities rated AAA by at least one rating agency were purchased from that firm at market, the market price having been confirmed by an independent securities advisor. Of that total, $11.3 was a residential mortgage backed security and $50.8 million were two pools of highly diversified and highly over collateralized corporate debt and $27.0 million was a collaterized loan obligation. The Company does not pay a separate fee or commission to PrinceRidge. The Company does not have information as to PrinceRidge’s actual profits or losses. All of the purchases, except the $50.8 million AAA highly diversified and highly over collateralized pools of various corporate debt, were classified as available for sale. Additionally the Bank purchased $9.4 million of AAA SBA loans for CRA purposes through PrinceRidge.  From time to time, the Company may also purchase securities under agreements to resell through that company. The securities consist exclusively of G.N.M.A. certificates which are full faith and credit obligations of the United States government. The largest amount of such purchases outstanding during the twelve months ended December 31, 2013 was $41.3 million, issued at competitive rates. All terms were met as agreed and $6.4 million was outstanding at December 31, 2013.

PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law by President Obama on July 21, 2010, requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years, or more frequently, as directed by stockholder vote. The Company is seeking this stockholder advisory vote on its executive compensation in accordance with Section 14A of the Exchange Act and new Exchange Act Rule 14a-21(a), which the SEC issued on January 25, 2011 in order to implement the Dodd-Frank Act’s requirement, and pursuant to the stockholder vote of the Company’s 2011 annual meeting that required the advisory vote to be on an annual basis.

The Board of Directors Supports a Say-On-Pay Vote, and Will Consider the Results Carefully

The Company provided stockholders with an advisory vote on its executive compensation program at its 2011, 2012 and 2013 annual meetings. At its 2011 meeting, 69% of the votes cast approved the 2010 executive compensation program.  At its 2012 meeting, 93% of the votes cast approved the 2011 executive compensation program.  At its 2013 meeting, 88% of the votes cast approved the 2012 executive compensation program. The Compensation Committee and the Board of Directors believe the results of these say-on-pay votes reflect the Company’s stockholders’ affirmation of the executive compensation program. The Board of Directors values the Company’s stockholders’ opinions. As in 2011, 2012 and 2013, the Board of Directors intends to evaluate the results of the 2014 vote carefully when making future decisions regarding compensation of the named executive officers.

Compensation of Named Executive Officers

As described in the Compensation Discussion and Analysis (“CD&A”) below, the Compensation Committee has developed an executive compensation program designed to align the long-term interests of the Company’s named executive officers with the long-term interests of its stockholders. The disclosure in the CD&A and the disclosure included in the section entitled “Executive and Director Compensation” below have been provided in response to the requirements of SEC rules and explain the compensation policies under which the Company paid its named executive officers for 2013.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors about certain issues, like executive compensation. The Board of Directors is not required by law to take any action in response to the stockholder vote. However, the Board of Directors values the Company’s stockholders’ opinion, and the Board of Directors intends to evaluate the results of the 2014 vote carefully when making future decisions regarding compensation of the named executive officers. The Company believes that providing its stockholders with an advisory vote on its executive compensation program will further enhance communication with stockholders, while also meeting the Company’s obligations under the Dodd-Frank Act and the SEC’s rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the stockholders approve the 2013 compensation of the named executive officers, as disclosed in the Company’s proxy statement dated March 23, 2014.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required to provide information regarding the compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. This discussion refers to the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as the “Named Executive Officers” or “NEOs.” This discussion should be read in conjunction with the detailed tables and narrative descriptions under “Executive and Director Compensation.”

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company’s NEOs. The Compensation Committee is also responsible for administering the Company’s employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Company’s compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers while at the same time controlling the Company’s compensation costs. The primary components of the Company’s executive compensation program have historically been base pay and equity-based compensation. The Compensation Committee generally determines compensation amounts for individual NEOs for 12 month periods beginning on particular review dates. The review for NEOs was conducted in January 2013, and, as in 2010 through 2012, no bonuses were awarded. The compensation committee did not increase the base salary of any of the NEOs in 2011 but did award stock options vesting ratably over a period of four years. In 2012 and 2013, base salary increases were granted to the NEOs; however, there were no base salary increases granted in 2011.

In establishing compensation for the Company’s NEOs, the Compensation Committee is focused on performance based compensation (“pay for performance”) and weights stock option grants accordingly.  The Compensation Committee utilizes certain criteria which it believes will create long term shareholder value and is forward looking. It evaluates the overall performance of the Company, the performance of the Company relative to the performance of the national and regional economies, the performance of the Company in comparison with its peers and the contributions of the respective NEOs to the Company’s performance.  Base salary reflects ongoing performance and level of achievement. In addition, the Compensation Committee evaluates NEOs base salary relative to the base salary paid for similar positions within a peer group of institutions, seeking to maintain a competitive advantage in light of the  NEOs performance. The Compensation Committee believes that, by focusing on an NEOs overall performance rather than pre-set criteria, the Company substantially lessens the risk of an  NEO taking actions  to increase his or her compensation without due regard for potential adverse impacts on the Company.

Compensation Objectives and the Focus of Compensation Awards

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. Executive officers are rewarded in order to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company’s executive compensation program consists of three elements to reward and motivate its executive officers in line with the Compensation Committee’s objectives described above:

•	base salary;

•	bonuses; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units.

The Compensation Committee annually reviews the Company’s mix of short-term performance incentives versus longer-term incentives.  It primarily focuses compensation on base salary and equity incentives. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance of those incentives, while emphasizing stock options to promote pay for performance. The Compensation Committee’s policy for allocating between long-term and currently paid compensation is to set base compensation at levels adequate to attract and retain personnel, while providing incentives to maximize long-term shareholder value for the Company and its stockholders. As discussed in “Specific Elements of the Compensation Program,” below, the Company provides cash compensation in the form of base salary to meet competitive salary norms. The Company also provides non-cash equity compensation to reward superior performance in assisting the Company in meeting its long-term strategic goals.

The Compensation Committee also “benchmarks” the Company’s compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data.  In 2013 the Compensation Committee  utilized regional banks in the $3 billion to $4 billion range as a peer group. While the Company’s payment processing business differentiates it from these institutions, this peer group represented one source for comparisons. The peer group institutions consist of the following: The Dime Savings Bank, S&T Bancorp, Flushing Financial (Flushing Savings), TrustCo Bank, WSFS Financial and Beneficial Mutual.

The level of an institution’s total assets and its regional location are primary factors the Compensation Committee considered in establishing the peer group.

Although considerable knowledge about the competitiveness of the Company’s compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences between institutions in regard to executive compensation practices exist. The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company’s incentive programs appropriately reward performance to achieve profitability and growth while at the same time allowing the Company to maintain controls over its compensation costs.

Compensation Methodology

The Compensation Committee ordinarily determines compensation amounts for individual NEOs for 12 month periods. In the case of annual bonus and long-term incentive compensation, the Compensation Committee determines the amount of awards based on the then concluded fiscal year. The Compensation Committee has the discretion to issue compensation awards at other times during the fiscal year. In 2011, the review date for the Company’s Chief Executive Officer and other NEOs was August; however no increases in base salary were awarded.  In January 2012 the Compensation committee again reviewed performance with a view to setting 2012 compensation for the Company’s NEOs, noting that no salary increases had been awarded since June 2010. In 2013, NEOs were again reviewed in January.  Each year, the Chief Executive Officer provides the Compensation Committee with key elements of both the Company’s and the NEOs’ (other than the Chief Executive Officer’s) performance as well as recommendations to assist it in determining compensation levels.

Specific Elements of the Compensation Program

Below are the specific elements of the Company’s compensation program for executive officers.

Salary. The Company believes that it is important to maintain a competitive salary structure in order to retain its existing qualified executive officers and a base pay structure consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, taking into account  the Company’s and the individual’s performance .

Base salaries are paid to executive officers on a bi-weekly basis, and are reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. The Compensation Committee determines if any base pay changes should be made for executive officers. Base pay change, if any, is normally determined after considering:

•	the executive’s total itemized compensation for the prior year;

•	the executive’s current base pay position relative to the peer group;

•	the Company’s performance and the individual’s contribution to that performance for the prior year; and

•	national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

In 2011, the Compensation Committee awarded no increase in base salary. With respect to base salary increases in 2012 and 2013, the Compensation Committee considered that no bonuses had been paid in the three years ended 2012.

Bonus.  Cash bonuses are designed to motivate executives by rewarding performance. The Compensation Committee considers the Company’s financial performance, including net income, return on assets, return on equity, the efficiency ratio and earnings per share. As with base salary, the Compensation Committee also considers national and regional economic conditions. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual bonuses for the other executive officers, based on their respective contributions to the performance of the areas for which they are responsible. In 2013, no bonuses were paid. Generally, the Compensation Committee has utilized non-cash equity compensation and not bonuses as the primary non-base salary form of compensation.

Long-Term Incentive Compensation. Long-term incentives are provided to executive officers through The Bancorp, Inc. Stock Option and Equity Plan of 2013 (the “2013 Plan”) and prior similar plans. The plans permit the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options are granted to executive officers at exercise prices equal to the then current market price of the Company’s Common Shares. Options and restricted stock awards under the 2013 Plan are granted on a discretionary basis taking into account the Company’s financial performance and each executive’s contribution to such performance. Overall, the objective of long-term incentive compensation awards is to tie the interests of executive officers directly to increases in stockholder value. In 2009, no long term incentive compensation was awarded. Stock options were awarded to each NEO, in varying amounts, in 2010 through 2013, in which year stock grants were awarded in lieu of certain option grants.

Compensation Risk Analysis

As a financial holding company regulated by the Federal Reserve Bank, which has a subsidiary bank regulated by the FDIC and the State of Delaware, the Company adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution.  The Company’s management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and with appropriate practices, supplemented by its internal audit function.

During 2013, the Compensation Committee  reviewed  the Company’s compensation practices to ensure that (1) base salaries are appropriately competitive in light of overall compensation ; (2) the Company’s use of cash bonuses and  equity grants provide an effective and balanced focus between short and long-term objectives; and (3) the Company offered an appropriate mix of cash and equity compensation to facilitate the alignment of the interests of the Company’s senior executives with those of the Company and its stockholders.  In light of regulatory releases, the ultimate goal of the review was to assess the design, governance, policies and procedures of the Company’s compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could adversely impact the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company’s incentive programs do not motivate or encourage unnecessary or excessive risk taking.  This conclusion reflected a review of the Company’s structure to determine that credit and other new business approvals are independent of new business efforts.  Other factors, such as fostering an appropriate risk management culture were also considered. The Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk taking that could adversely impact the long-term value of the Company.

Determination of Compensation Amounts

In 2013, the Compensation Committee reviewed the compensation of the NEOs in January, or at a 12 month interval after the January, 2012 prior review, although equity compensation can be awarded at any time at the Committee’s discretion. After consideration, the Compensation Committee concluded that a salary increase for the Chief Executive Officer was warranted. The committee decided that other NEOs should also receive increases. The Compensation Committee decided upon a $100,000 increase to base salary for the Chief Executive Officer, which amounted to 8.7% of the total compensation of all types received in 2012.  No bonus was awarded.  In 2012, the Compensation Committee had increased the Chief Executive Officer’s salary by 3.2% of all types of compensation for the prior year. The Committee did not increase the Chief Executive Officer’s base salary in the twelve month period ended December 31, 2011.  The Chief Financial Officer received a $35,000 increase and no bonus was awarded. The President and Chief Operating Officer received a $75,000 increase and no bonus was awarded.  The Executive Vice President-Commercial Loans received a $ 20,000 increase and no bonus was awarded.  The Senior Vice President and General Counsel received a $17,500 increase and no bonus was awarded.   Options and share awards were also granted to continue to align management with long term shareholder value and to balance issues of profitability and appropriate risk management. All options and share awards would vest over a four year period to further shareholder and management alignment and to emphasize long term risk management.  The Compensation committee decided to forego any bonuses to the Chief Executive Officer or NEOs for 2013 and it did not award bonuses between 2009 through 2012.

For the January 2013 evaluation the Compensation Committee believes that adjusted operating earnings and long term shareholder value, rather than shorter term movements in stock price, should be emphasized in the Chief Executive Officer’s compensation methodology. The Compensation Committee believes that pay for performance should be emphasized and considers stock options as its primary pay for performance component. To further tie stock option grants to pay for performance; all options require a four year period over which such options ratably vest.  To emphasize the importance of long term risk management and performance, bonuses have not been paid to NEOs for five years.

A primary objective of long term compensation equity awards is to tie interests of NEOs to shareholder value and the Compensation Committee considers various measures related to shareholder value. Adjusted operating earnings as reported in the press release, showed a 41% increase in 2012. Other significant measures of shareholder value continued with positive trends in 2012. Compared to the prior year, net income grew 86%, and return on assets and equity increased to .48% and 5.86%, respectively, from .31% and 3.54%. These measures were understated due to average balances of approximately $800 million maintained at the Federal Reserve Bank earning interest at only 25 basis points. The Compensation Committee concluded that long term shareholder growth was enhanced by low cost deposit growth notwithstanding that such growth depressed return on assets in the short term, in the current below normal rate environment.   Additionally, the Compensation Committee considered progress made in executing management’s strategy emphasizing non- interest income over interest income principally through the development of it’s prepaid, or stored value, card division. Non- interest income had increased approximately 62% in 2012 compared to 2011.  Further, the Compensation Committee considered statistics which continue to show that contracts and new relationships for prepaid card fees, which is the most significant element of non- interest income growth, require multiple year periods in which expense is incurred, prior to generating revenue. The Compensation Committee also reviewed the continuing costs of the prepaid card-related infrastructure build-out, which represented significant fixed costs which can be used to generate larger fee growth. Related historical statistics were reviewed which validated the Compensation Committee’s view. Expansion of compliance infrastructure had continued. Additionally, the Company continued to execute its strategy of growing low cost deposits and, as a result, its interest costs continued to be lower than its peers. The Compensation Committee reviewed the strategy for increased growth in leases, SBA loans and security backed lines of credit, noting that additional progress had been made. Accordingly, the Compensation Committee concluded that a balanced view of long term shareholder value versus current stock price should be considered in its decisions. It decided that a bonus would not be paid.  For the Chief Executive Officer, total non-stock option compensation would be increased by 8.7% of total 2012 compensation of all types.  In 2012, that percentage of increase in compensation was 3.2% and in 2011 no increase in base salary was awarded.  Thus, compensation awards would principally reflect the long-term nature and value of the strategies being executed by management.   The Compensation Committee also determined to continue to monitor progress in managing the growth in non-interest income’s impact on operating earnings and net income, which would be a primary determinant of any future bonus awards.

The Compensation Committee reiterated its previously approved compensation recoupment policy as follows:

Compensation Recoupment Policy

The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (1) NEOs, regardless of whether they were directly responsible for the restatement, or (2) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board, up to and including termination, and/or (iii) the pursuit of other available remedies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Walter T. Beach, Chairman
Michael J. Bradley
William H. Lamb

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
				(1)	(2)	(3)	(4)
Betsy Z. Cohen	2013	653,426	—	653,125	—	112,049	18,925	1,437,525
Chief Executive Officer	2012	554,039	—	—	459,900	124,642	12,208	1,150,789
	2011	525,000	—	—	345,600	84,738	11,510	966,848

Paul Frenkiel	2013	310,805	—	104,500	99,400	—	10,614	525,319
Chief Financial Officer/	2012	277,200	—	—	204,400	—	9,038	490,638
Secretary	2011	257,199	—	—	145,920	—	8,274	411,393

Frank M. Mastrangelo	2013	509,508	—	470,250	—	—	18,329	998,087
President/Chief Operating	2012	435,000	—	—	255,500	—	17,029	707,529
Officer	2011	410,000	—	—	192,000	—	20,154	622,154

Arthur Birenbaum	2013	423,207	—	52,250	49,700	—	18,041	543,198
Executive Vice President	2012	405,000	—	—	127,750	—	15,260	548,010
Commercial Loans	2011	395,000	—	—	145,920	—	14,669	555,589

Thomas G. Pareigat	2013	350,119	—	52,250	49,700	—	10,118	462,187
Senior Vice President	2012	337,614	—	—	127,750	—	8,664	474,028
and General Counsel	2011	272,769	—	—	—	—	6,706	279,475

(1)
The column reflects the aggregate grant date fair value of stock awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718.  There were no stock awards in 2012 or 2011.

(2)	The column reflects the aggregate grant date fair value of stock options granted during each of the last three fiscal years in accordance with FASB ASC Topic 718.

(3)	Represents the change in the present value of the accumulated benefit of the Supplemental Executive Retirement Plan established for the benefit of Mrs. Cohen.
(4)
Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits comprised of the Company’s contributions to its 401(k) savings plan , insurance premiums and personal use of automobiles.

Grants of Plan-Based Awards

The following table provides information on the grant of options or other plan-based awards in 2013:

		All Other	All Other
		Stock awards:	Stock option awards:	Grant Date
		Number of	Number of	Fair Value
		Shares of	shares of	of Stock
		Stock or	Stock or	and Option
	Grant date	Units (#) (1)	Units (#) (2)	Awards ($) (1,2)
Betsy Z. Cohen	1/23/2013	62,500	—	653,125

Paul Frenkiel	1/23/2013	10,000	20,000	203,900

Frank M. Mastrangelo	1/23/2013	45,000	—	470,250

Arthur Birenbaum	1/23/2013	5,000	10,000	101,950

Thomas G. Pareigat	1/23/2013	5,000	10,000	101,950

(1)	All stock awards vest at 25% per year beginning on the first anniversary of the date of grant. The fair value per share as of grant date, based upon market price was $10.45.

(2)	All options vest at 25% per year beginning on the first anniversary of the date of grant. The Black-Scholes fair value per option as of grant date was $4.97.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
1999 Omnibus plan	703,500	$11.22	93,000
2003 Omnibus plan	2,874	$10.87	0
2005 Omnibus plan	804,500	$10.17	109,125
Stock option and equity plan of 2011	1,307,841	$8.75	70,534
Stock option and equity plan of 2013		n/a	2,200,000
Total	2,818,715	$9.77	2,472,659

* All plans authorized have been approved by shareholders.

Employment Agreement

Employment Agreement. The Company has entered into one employment agreement, dated April 20, 2005 and amended December 10, 2008, with Betsy Z. Cohen, its Chief Executive Officer. The material terms of this agreement are described below. Information concerning estimated payments pursuant to the post-termination and severance provisions of this agreement are discussed in “Potential Payments on Termination or Change-In-Control,” below.

The employment agreement with Mrs. Cohen has an effective date of January 1, 2005 and provides that she will devote such time to the Company as is reasonably required to fulfill her duties. Under the agreement, Mrs. Cohen will receive an annual base salary to be determined by the Compensation Committee. Mrs. Cohen is also eligible for bonuses as determined by the Compensation Committee. The agreement has a term of five years that is automatically renewed so that, on any day that the agreement is in effect, it will have a then current term of five years. The Company may terminate Mrs. Cohen without cause or Mrs. Cohen may resign for good reason upon sixty days’ notice. Additionally, upon or after a change of control of the Company, the Company may terminate Mrs. Cohen without cause or she may resign for good reason upon sixty days’ notice. Upon any such termination or resignation, Mrs. Cohen will be entitled to receive only the amount due to her under the Company’s severance pay plans, if any; provided that, if she executes a mutual release of claims with the Company, she will receive (a) a lump sum cash payment equal to one month of her base salary for each month she was employed by the Company, up to a maximum of five years, at the rate in effect immediately before her termination, and (b) a prorated bonus, if any, for the year in which the termination occurs. Mrs. Cohen may also resign upon thirty days’ notice, in which event no further payments are due other than accrued benefits. If Mrs. Cohen is disabled for ninety consecutive days in any twelve month period, the Company may terminate her employment. If Mrs. Cohen’s employment terminates on account of disability, (a) the vesting of the Supplemental Executive Retirement Plan (“SERP”), described below, will accelerate, (b) Mrs. Cohen will receive any amounts of salary or bonus earned, accrued and owing but not paid and (c) Mrs. Cohen will receive a prorated bonus, if any, for the year in which the termination occurs. If Mrs. Cohen dies during her term of employment, the Company must pay her estate all amounts of salary and bonus earned, accrued and owing but not paid and a pro-rated bonus, if any, for the year in which death occurs. The Company may terminate Mrs. Cohen’s employment at any time for cause. Upon termination for cause, Mrs. Cohen shall be entitled to any base salary and benefits accrued and earned before her termination.

The agreement defines “cause,” generally, as conviction of a felony, intentional and continuous failure to substantially perform duties or a breach of the confidentiality and intellectual property provisions of the agreement. The agreement defines “good reason,” generally, as the Company demoting Mrs. Cohen or materially reducing her duties, the Company requiring Mrs. Cohen to be based outside of Philadelphia, Pennsylvania, the failure of Mrs. Cohen to be elected to the Board of Directors or a material breach of the agreement by the Company. The agreement defines a “change of control,” generally, as having occurred if (a) any person becomes a beneficial owner of securities representing more than 25% of the voting power of the then outstanding securities or (b) the consummation of (i) a merger or consolidation of the Company where the directors of the Company immediately before the transaction constitute less than a majority of the board of directors of the surviving corporation or (ii) a sale or other disposition of all or substantially all of the assets of the Company or (c) during a period of two consecutive years, the incumbent directors cease for any reason to constitute at least two-thirds of the Board of Directors, provided that if either the election or nomination of any new director was approved by a vote of at least two-thirds of the incumbent directors before such election or nomination, the new director will be considered a member of the incumbent directors.

The employment agreement provides for the establishment of a SERP for Mrs. Cohen. Mrs. Cohen became fully vested in the amount of the SERP benefit earned and the benefit became fully accrued upon her attainment of age 70. The employment agreement requires the Company to establish a trust to serve as the funding vehicle for the SERP benefits and to make contributions to the trust in such amounts or in such number of the Common Shares as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution. The value of this benefit is 100% of the average of Mrs. Cohen’s base salary over the 36 months during the term that provides the highest average except that the average may not exceed $300,000 nor be less than $150,000. Upon a change of control of the Company, the Company has agreed to immediately contribute to the trust an amount sufficient to permit the full payment of the SERP benefit due to Mrs. Cohen. Notwithstanding the establishment of a trust, the Company’s obligation to pay the benefit constitutes a general, unsecured obligation of the Company, payable out of its general assets, and the assets of the trust will be available to pay the claims of the Company’s creditors.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information on the current holdings of stock options and stock that has not vested by the Company’s NEOs.

		Option awards (1)				Stock awards
		Number of	Number of				Market Value
		securities	securities			Number of	of Shares or
		underlying	underlying			Shares or	Units of Stock
		unexercised	unexercised	Option	Option	Units of Stock	That Have
	Grant	options (#)	options (#)	exercise	expiration	That Have	Not Vested
	Date	exercisable	unexercisable	price ($)	date	Not Vested (2)	($) (3)
Betsy Z. Cohen	01/26/2005	100,000	—	14.24	01/26/2015
	10/20/2005	100,000	—	15.94	10/20/2015
	05/07/2010	135,000	45,000	7.81	05/07/2020
	12/24/2010	67,500	22,500	9.84	12/24/2020
	08/11/2011	45,000	45,000	7.36	08/11/2021
	01/25/2012	45,000	45,000	8.50	01/25/2022
	01/23/2013	—	—	—	—	62,500	1,119,375
	Totals	492,500	157,500	—	—	62,500	1,119,375

Paul Frenkiel	05/07/2010	18,750	6,250	7.81	05/07/2020
	12/24/2010	28,500	9,500	9.84	12/24/2020
	08/11/2011	19,000	19,000	7.36	08/11/2021
	01/25/2012	20,000	20,000	8.50	01/25/2022
	01/23/2013	5,000	15,000	10.45	01/23/2023	10,000	179,100
	Totals	91,250	69,750	—	—	10,000	179,100

Frank M. Mastrangelo	01/26/2005	12,500	—	14.24	01/26/2015
	10/20/2005	25,000	—	15.94	10/20/2015
	05/07/2010	67,500	22,500	7.81	05/07/2020
	12/24/2010	37,500	12,500	9.84	12/24/2020
	08/11/2011	25,000	25,000	7.36	08/11/2021
	01/25/2012	25,000	25,000	8.50	01/25/2022
	01/23/2013	—	—	—	—	45,000	805,950
	Totals	192,500	85,000	—	—	45,000	805,950

Arthur Birenbaum	01/26/2005	10,000	—	14.24	01/26/2015
	10/20/2005	13,750	—	15.94	10/20/2015
	05/07/2010	41,250	13,750	7.81	05/07/2020
	12/24/2010	28,500	9,500	9.84	12/24/2020
	08/11/2011	19,000	19,000	7.36	08/11/2021
	01/25/2012	12,500	12,500	8.50	01/25/2022
	01/23/2013	2,500	7,500	10.45	01/23/2023	5,000	89,550
	Totals	127,500	62,250	—	—	5,000	89,550

Thomas G. Pareigat	01/25/2012	12,500	12,500	8.50	01/25/2022
	01/23/2013	2,500	7,500	10.45	01/23/2023	5,000	89,550
	Totals	15,000	20,000	—	—	5,000	89,550

(1)	All options listed vest at a rate of 25% per year over a period of four years from grant date.
(2)	All stock awards vest at a rate of 25% per year over a period of four years from grant date.
(3)	Market value is based on the closing market price of the Company's common stock on December 31, 2013, which was $17.91.

Option Exercises and Stock Vested in 2013

The following table provides information for our NEOs regarding stock vested and options exercised.

	Option Awards
	Number of Shares	Value Realized
	Acquired On Exercise	on Exercise
	#	$
Betsy Z. Cohen	131,634	994,131
Frank M. Mastrangelo	15,502	239,015
Arthur Birenbaum	5,367	84,693

No share grants vested in 2013.

Pension Benefits

The following table provides information about Mrs. Cohen’s SERP, which is described above. See “Executive and Director Compensation—Employment Agreement” and Note J to the Company’s financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013. The Company does not have any other pension plan.

Name	Plan name	Present value of accumulated benefits	Payments during the last fiscal year
Betsy Z. Cohen	Supplemental Executive Retirement Plan	$3,000,000	$0

Potential Payments on Termination or Change-In-Control

As described under “Executive and Director Compensation—Employment Agreement,” the Company has entered into an employment agreement with its Chief Executive Officer which provides for payments and other benefits if the Chief Executive Officer’s employment with the Company is terminated under circumstances specified in her agreement, including a “change in control” of the Company (as defined in the agreement). The Chief Executive Officer’s rights upon the termination of her employment will depend upon the circumstances of the termination. The table below summarizes these rights and the amount of any payments and benefits due under the specified circumstances.

	Severance	Termination without Cause (1) (2)	Resignation for Good Reason (1) (2)	Change in Control (1)	Tax Gross-Up
Compensation (3)	$—	$3,236,500	$3,236,500	$3,236,500	$1,742,731
SERP Benefit (4)	—	3,000,000	3,000,000	—	—

(1)
Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to the Company of any and all claims against the Company that Mrs. Cohen may have relating to matters arising out of her employment by the Company. Without this release, Mrs. Cohen would only be entitled to any amounts due under the Company’s severance pay plan, if any. As of the date of this proxy statement, the Company did not have a severance pay plan.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued as of the date of her termination.

(3)	Equal to five times Mrs. Cohen’s base salary at the date of termination (assumed to be $647,300).

(4)	Represents the value of Mrs. Cohen’s SERP calculated as of December 31, 2013.

With the exception of the SERP benefit, if any of the above payments are deemed to constitute a “parachute payment” as defined in Section 280(g) of the Internal Revenue Code, Mrs. Cohen must also be paid an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid.

Director Compensation Table

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2013. Directors who are employees or officers of the Company receive no compensation for their services as members of the Board of Directors or any committees. Each non-employee director, except for Mr. Cohen, received an annual retainer of $55,000. Each non-employee director, except for Mr. Cohen, also receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee receives $1,500 for each committee meeting attended; and the chairmen of the other committees receive $1,000 for each committee meeting attended. Each non-employee director received options to purchase 5,000 common shares, except for Mr. Cohen, who received 40,000 restricted stock units.  These awards have been valued using the Black Scholes option model in the table below.

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Option Awards ($)	Total ($)
Walter T. Beach	58,000		—	21,200	79,200
Michael J. Bradley	58,500		—	21,200	79,700
John C. Chrystal	57,500		—	21,200	78,700
D. Gideon Cohen	294,410	(1)	418,000	—	712,410
Matthew Cohn	62,500		—	21,200	83,700
William H. Lamb	55,500		—	21,200	76,700
James J. McEntee	55,000		—	21,200	76,200
Linda Schaeffer	13,750	(2)	—	21,200	34,950
Mei-Mei Tuan	27,500		—	—	27,500

(1)
Mr. Cohen received $294,410 in cash and 40,000 restricted stock units for his service as Chairman and Chairman of the Executive Committee of the Board of Directors. The market value of restricted stock units is based on the closing market price of the Company’s common stock on the January 23, 2013 grant date which was $10.45. The greater compensation for this position reflects the strategic and other responsibilities of Mr. Cohen in various significant areas of the Company including investments, capital markets and other activities.

(2)	Ms. Schaeffer resigned on July 24, 2013. She attended 100% of meetings through her resignation.

(3)	There was no other compensation paid to directors.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report on Form 10-K”):

(1)	the Audit Committee reviewed and discussed the audited financial statements included in the 2013 Annual Report on Form 10-K with the Company’s management;

(2)
the Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement of Accounting Standards (SAS) 61 (as updated by SAS 114 The Auditor’s Communication With Those Charged With Governance);

(3)
the Audit Committee received and reviewed the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

(4)
based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the “Acts”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Matthew Cohn, Chairman Walter T. Beach Michael J. Bradley John C. Chrystal

PROPOSAL 3. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2014. Representatives of Grant Thornton are expected to be present at the Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company’s last two fiscal years.

	2013	2012
Audit Fees (1)	$620,117	$622,090
Audit-Related Fees (2)	19,925	30,550
Tax Fees (3)	179,773	60,170
All Other Fees (4)	131,763	91,651
Total	$951,578	$804,461

(1)
Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company’s consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.

(2)
Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not disclosed under “Audit Fees” above.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2013 and 2012.

(4)
All other fees consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees. All other fees in 2013 consisted primarily of permitted information technology services pre-approved by the audit committee.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2013 and 2012 were pre-approved by the Audit Committee.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) establishes the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the rule, proposals submitted for inclusion in the Company’s proxy statement for its 2014 annual meeting of stockholders must be received by the Company’s Secretary on or before the close of business on November 24, 2014.  Additionally, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on a stockholder proposal received before February 8, 2015 if we briefly describe the matter in the proxy statement and how management’s proxy holders intend to vote on it, and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company’s executive offices, The Bancorp, Inc., Attention: Nominating and Governance Committee Chairman, 409 Silverside Road Suite 105, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as the Nominating and the Governance Committee may request, as well as a description of the nominee’s background and qualifications. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the 2015 annual meeting, if submitted as described above by November 24, 2014.

STOCKHOLDER OUTREACH

The Company’s Board of Directors and management value direct interaction and communication with stockholders.  Since the last annual meeting, senior management has held in excess of 80 meetings and conference calls with most of the Company’s major stockholders.  Although some investors have a policy of not meeting directly with management, management was successful in speaking directly with stockholders holding approximately 64 percent of the Company's outstanding common stock.  The Company uses these meetings to obtain feedback from its stockholders about areas important to them; including the Company’s business model, performance, corporate governance, compensation practices and other investor topics.  The Company maintains a stockholder relations department headed by Andres Viroslav, and the Company encourages you to call either him at 215.861.7990 or its corporate secretary and chief financial officer, Paul Frenkiel at 302.385.5122 for your feedback and financially-related or other questions.

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 1, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4054569&GKP=203269

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2, 3 and 4
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [x]

1.	Election of Directors	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	Betsy Z. Cohen Daniel G. Cohen Walter T. Beach Michael J. Bradley John C. Chrystal Hersh Kozlov Matthew Cohn William H. Lamb Frank M. Mastrangelo James J. McEntee III	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮	⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮ ⁮		Mei-Mei Tuan	⁮	⁮	⁮

					2.	Proposal to approve a non-binding advisory vote on the Company’s 2013 compensation program for its named executive officers.	⁮	⁮	⁮

					3.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2014.	⁮	⁮	⁮

					4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
⁮

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Betsy Z. Cohen, Frank M. Mastrangelo and Paul Frenkiel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of The Bancorp, Inc. held of record by the undersigned on March 3, 2014, at the Annual Meeting of Stockholders to be held at 409 Silverside Road Suite 105 Wilmington, Delaware 19809, on May 1, 2014, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)